                                  EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3), and related Prospectus, pertaining to the offering of up to 375,000 shares of common stock of Brightpoint, Inc. held by a stockholder of Brightpoint, Inc. and to the incorporation by reference herein of our report dated January 28, 1997, with respect to the consolidated financial statements of Brightpoint, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related schedule included therein, filed with the Securities and Exchange Commission.



                                              ERNST & YOUNG LLP

Indianapolis, Indiana
October 9, 1997